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                                  EXHIBIT 99.1

(BW)(DC-STRAYER)(STRA) New Mountain Partners, L.P., With DB Capital Partners, Makes Significant Investment in Strayer Education, Inc.

Business Editors

WASHINGTON--(BUSINESS WIRE)--Nov. 29, 2000--

               -- New Mountain Partners and co-investor DB Capital Partners, the private equity arm of Deutsche Bank A.G., to purchase $150 million in convertible preferred securities.

               -- Company to self-tender for up to 8.5 million shares at $25.00.

               -- Robert S. Silberman named new CEO; Ron K. Bailey to retire, agrees to tender 7.2 million shares and vote for transaction.

               Strayer Education, Inc. (Nasdaq:STRA) and an investment group led by New Mountain Capital, LLC, a New York-based private equity investment firm, have signed a definitive agreement whereby New Mountain Partners and its co-investor DB Capital Partners, the private equity arm of Deutsche Bank A.G., will make a significant investment of $150 million in Strayer Education, Inc. (the Company).

               Following the completion of the transaction, Robert S. Silberman, the former President and Chief Operating Officer of CalEnergy Company Inc. and former Assistant Secretary of the Army, will be named President and Chief Executive Officer of Strayer Education, Inc.

               Scott W. Steffey, former Vice Chancellor of the State University of New York system, will be named Executive Vice President and Chief Operating Officer. Steven B. Klinsky, Founder and Chief Executive Officer of New Mountain Capital, LLC will be named non-executive Chairman of the Company's Board of Directors.

               Under the terms of the agreement approved Tuesday by the Company's Board of Directors, New Mountain Partners and DB Capital Partners will purchase $150 million of convertible preferred shares from Strayer Education, Inc., with a weighted average coupon of 5% and conversion price of $26.00.

               The Company will use the $150 million, along with approximately $62.5 million of cash on hand, in a self-tender at $25.00 per share. The Company will purchase up to 8.5 million shares of the approximately 15.5 million outstanding shares of the Company. All shareholders will have the opportunity to participate pro rata in the tender.

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               As part of the agreement, Ron K. Bailey will tender 7.2 million of his 8.2 million shares. The Company will incur no debt from this transaction. The transaction is subject to satisfaction of certain closing conditions, including shareholder and regulatory approvals.

               It is expected that the transaction will close in escrow and the self-tender will be commenced during the first quarter of 2001, and final regulatory approvals will be received in the second quarter of 2001.

               Ron K. Bailey, the Company's current President and Chief Executive Officer, stated, "We believe that the investment team led by New Mountain is the best opportunity to maximize shareholder value. I fully support this transaction, and I have agreed to vote my shares in favor of it.

               "The New Mountain transaction solves the three key issues facing Strayer today: a long term plan to accelerate Strayer's growth, the need for management succession, and the need to resolve the uncertainty regarding the long term ownership of the Company." Mr. Bailey and his wife own 52% of the outstanding shares of the Company. Mr. Bailey will retire as CEO as part of the transaction.

               Steven B. Klinsky, Founder and Chief Executive Officer of New Mountain Capital, stated, "New Mountain's strategy is to work closely with a handful of the best, middle market companies and to build major, rapidly growing enterprises in the most important industries.

               "We believe that Strayer has the potential to be an outstanding platform for growth in the $230 billion postsecondary education field."

               Robert S. Silberman commented, "At CalEnergy, we built significant shareholder value through a combination of accelerated organic growth and a small number of carefully integrated, strategic acquisitions. We hope to achieve a similar strategy and success at Strayer.

               "Strayer's high quality education product, its focus on working adults, its regional leadership, its rapidly growing online presence, its skilled existing management team, its high and sustainable margins, and its exceptional cost controls provide the raw material with which to create long term value for all shareholders."

               Scott W. Steffey commented, "During my tenure as Vice Chancellor of the 400,000 student State University of New York, enrollment increased by gaining market share from approximately 28% of all New York high school students to approximately 40%. I believe that Strayer also has untapped potential to build its base, and I look

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forward to working with Strayer's outstanding management to accelerate Strayer's enrollment growth, both in its physical campuses and online."

               About Strayer Education: Strayer Education, Inc. is the holding company for Strayer University. The University, founded in 1892, offers graduate and undergraduate degree programs focusing on business and information technology to more than 12,000 students at fourteen campuses in Washington, D.C., Virginia, and Maryland.

               The University, accredited by the Commission on Higher Education of the Middle States Association of Colleges and Schools, also offers on-line courses via the Internet through Strayer Online. Additionally, the University contracts with corporations and government agencies to provide training for employees of these organizations.

               Donald R. Stoddard, President of Strayer University, stated, "I and the rest of the Strayer operating team, have had the opportunity to get to know New Mountain, Rob, and Scott. They are the right people at the right time for the Company. Their leadership will help us to improve and expand this very successful University."

               About New Mountain Capital: New Mountain Capital is a private equity firm seeking long-term capital appreciation through direct investment in management buyouts, growth equity transactions, and leveraged acquisitions.

               New Mountain Partners is a private equity fund sponsored by New Mountain Capital. New Mountain has a particular investment focus on high growth industries. Mr. Klinsky, New Mountain's Founder and CEO, was a general partner of Forstmann Little & Co. from 1986-1999.

               About DB Capital Partners: DB Capital Partners is the global merchant banking affiliate of Deutsche Bank AG. With operations in North America, Europe, Asia, and Latin America, DB Capital Partners draws on the substantial global resources of its parent company and affiliates, including Deutsche Bank Securities and Deutsche Banc Alex Brown.

               DB Capital Partners invests over $1 billion annually in all manner of financial transactions including growth financings, recapitalizations, and leveraged buyouts, with a particular emphasis on industry sectors where DB Capital Partners or its affiliates have significant expertise.

               The Company has scheduled a conference call at 10:00 a.m. EST, November 29, 2000, to discuss the investment. Certain matters relating to the Company's past and expected performance also may be discussed. The telephone number for the conference call is (888) 769-8790 and the password is "Strayer." The conference will be available for replay for two weeks.

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               This release contains statements that are forward looking. They are based on the Company's current expectations and are subject to a number of known and unknown risks. The Company's actual results may differ materially. The known and unknown risks include the pace of growth of student enrollment, continued compliance with Title IV of the Higher Education Act, and the economic environment.

               Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with Securities and Exchange Commission, all of which are available from Commission and from the Company's worldwide web site at www.strayeredu.com, as well as from other sources.

               The foregoing information concerning Strayer Education, Inc. represents our outlook only as of the date noted above, and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

               CONTACT:      Strayer Education
                             Marla Boulter, Public Relations, 703/339-2512


                       Information Concerning Participants


               Strayer Education, Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from Strayer stockholders. Additional information concerning the interests of such participants in the proposed transactions, if any, will be included in a proxy statement or statements and other relevant documents expected to be filed with the SEC by Strayer.


               These communications include certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements in this document include statements about future financial and operating results and the proposed Strayer/New Mountain transaction. The following factors, among others, could cause actual results to differ materially from those described herein: inability to obtain, or meet conditions imposed for, regulatory approvals for New

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Mountain's investment in Strayer and the proposed tender offer; failure of
Strayer's stockholders to approve the transaction; there can be no assurance that the contemplated advantages will be achieved upon any consummation of the transaction, the costs related to the transaction; and other economic, business, competitive and/or regulatory factors affecting Strayer's business generally. More detailed information about those factors is set forth in Strayer's filings with the Securities and Exchange Commission, including its Annual Report filed on Form 10-K for the fiscal year ended 1999, especially in the Management's Discussion and Analysis section, and its most recent quarterly reports on Form 10-Q. Strayer is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

               INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THE TENDER OFFER STATEMENT RELATING TO THE FOREGOING TRANSACTION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT, TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED BY STRAYER WITH THE SEC MAY BE OBTAINED WHEN THEY BECOME AVAILABLE FOR FREE AT THE SEC'S WEB SITE, WWW.SEC.GOV. THE PROXY STATEMENT, TENDER OFFER STATEMENT AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM STRAYER. REQUESTS TO STRAYER MAY BE DIRECTED TO 8550 CINDER BED ROAD, POST OFFICE BOX 1310, NEWINGTON, VA 22122, ATTENTION: INVESTOR RELATIONS.